Exhibit 99.1

Onconova Therapeutics, Inc. Announces $5.0 Million Registered Direct Offering Priced At-the-Market

NEWTOWN, PA., Dec. 6, 2019 (GLOBE NEWSWIRE) -- Onconova Therapeutics, Inc. (NASDAQ: ONTX) (“Onconova”), a Phase 3-stage biopharmaceutical company discovering and developing novel products to treat cancer, with an initial focus on myelodysplastic syndromes (MDS), today announced that it has entered into definitive agreements with healthcare focused institutional investors for the issuance and sale in a registered direct offering of 14,326,648 shares of its common stock and warrants to purchase up to 7,163,324 shares of its common stock, at a combined purchase price of $0.349 per share and associated warrant, for aggregate gross proceeds of approximately $5.0 million in a registered direct offering priced at-the-market under Nasdaq rules.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The warrants will have an exercise price of $0.287 per share and exercise period commencing immediately upon issuance and a term of five (5) years.

The offering is expected to close on or about December 10, 2019, subject to the satisfaction of customary closing conditions. Upon the closing of the offering, the Company’s stockholders’ equity is expected to exceed the minimum $2.5 million stockholders' equity requirement for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(b)(1), and the Company intends to provide further information to Nasdaq demonstrating its ability to sustain long-term compliance. In addition, 10,443,000 common stock warrants have been exercised since November 25, 2019, resulting in additional proceeds to the Company of approximately $2.1 million.

The Company currently intends to use the net proceeds from the offering for working capital and general corporate purposes, including advancing preparations for a planned New Drug Application (NDA) filing to the FDA for intravenous rigosertib in second-line higher-risk MDS in 2020. The Company surpassed 90% of the required enrollment of the INSPIRE Trial in November 2019 and anticipates reporting topline data in the first half of 2020, following full enrollment and reaching the number of required survival events. With the additional proceeds from the offering and the proceeds from the recent warrant exercise, the Company believes that it has the sufficient funds to extend operations and ongoing trials late into the third quarter of 2020.

The securities described above are being offered and sold by the Company pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-221684), including a base prospectus, previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on December 28, 2017. The offering of the securities will be made only by means of a prospectus supplement that forms a part of the registration statement. A final prospectus supplement and an accompanying base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. Electronic copies of the prospectus supplement and the accompanying base prospectus may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at 646-975-6996 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Onconova Therapeutics, Inc.

Onconova Therapeutics, Inc. is a Phase 3-stage biopharmaceutical company discovering and developing novel small molecule drug candidates to treat cancer, with an initial focus on Myelodysplastic Syndromes (MDS). Using a proprietary chemistry platform, Onconova has created a pipeline of targeted agents designed to work against specific cellular pathways that are important in cancer cells. Advanced clinical trials with the Company’s lead compound, rigosertib, are aimed at what the Company believes are unmet medical needs of patients with MDS. Onconova has conducted trials with two other research compounds and has a pre-clinical program with a CDK4/6 and Ark5 inhibitor, ON 123300. For more information, please visit http://www.onconova.com.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. These statements relate to Onconova expectations regarding the registered direct offering, the intended use of proceeds and the timing of the closing of the offering and Onconova’s ability to maintain its Nasdaq listing, as well as statements relate to Onconova expectations its products, its collaboration with Knight, the INSPIRE Trial and Onconova’s other development plans. Onconova has attempted to identify forward-looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes. Although Onconova believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including Onconova's ability to continue as a going concern, the need for additional financing, the success and timing of Onconova's clinical trials and regulatory approval of protocols, Onconova’s ability to maintain its Nasdaq listing, the use of proceeds of this offering and those discussed under the heading “Risk Factors” in Onconova's most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statements contained in this release speak only as of its date. Onconova undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

General Contact

Avi Oler
Onconova Therapeutics, Inc.
267-759-3680

ir@onconova.us
http://www.onconova.com/contact/